Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Lone Pine Resources Inc. for the registration of up to US$200,000,000 of 10.375% Senior Notes due 2017 and to the incorporation by reference therein of our report dated March 22, 2012, with respect to the consolidated financial statements and schedules of Lone Pine Resources Inc. at December 31, 2011, and for the year then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Calgary, Alberta

August 30, 2012